Appleton Reports Third Quarter 2003 Results

(Appleton, Wis., November 6, 2003)  Appleton today reported its results for the third quarter 2003. Net sales for the third quarter ended September 28, 2003, were $217.8 million compared to net sales of $229.0 million for the same quarter of 2002. However, the Company increased net sales in each quarter of 2003. Third quarter 2003 net sales were $7.1 million higher than the second quarter 2003 which in turn were $6.4 million higher than the first quarter 2003.

Appleton reported net income for the third quarter 2003 of $9.1 million compared to net income of $17.0 million for the same quarter of 2002. The reduction in net income for the third quarter of 2003 was due to the expected decline of the carbonless business, ongoing competitive pricing and volume pressures on the Company’s carbonless and technical products, and higher raw material costs.

Coated Solutions

In the third quarter 2003, shipments of carbonless products, which account for the majority of the Company’s coated solutions segment, decreased 10 percent compared to the same quarter in 2002. This volume decline was in line with Company expectations. The Company’s shipments of carbonless products remained stable from quarter to quarter during the first three quarters of 2003.

Technical Products

Shipments of technical products rose 19 percent for the third quarter 2003 compared to the same quarter in 2002. Technical products net sales increased by 9 percent during the third quarter of 2003 as compared to the same quarter in 2002. The net sales increase for the third quarter of 2003 as compared to the same quarter of 2002 did not keep pace with volume increases due to ongoing competitive pricing pressures and softness in some segments of the market.

Security Products

Sales of Appleton’s security products continued their growth trend with a 16 percent increase in shipments for the third quarter 2003 compared to the same quarter in 2002. The Company’s security products offer customers protection against document fraud, product counterfeiting, tampering and brand piracy.

Performance Packaging Products

Sales revenue from Appleton’s two performance packaging companies grew 12 percent for the third quarter of 2003 compared to the same quarter in 2002. The increase in revenue resulted from a combination of strong sales to existing customers and the continued strength of emerging new business.

Debt Repayment

During the third quarter of 2003, Appleton repaid $23 million on its revolving line of credit that was used in the second quarter of 2003 to acquire C&H Packaging Company and American Plastics Company. As of September 28, 2003, Appleton had $22 million outstanding on its revolving line of credit. In the last week of October the Company repaid an additional $15 million on the revolving line of credit, leaving $7 million outstanding.

Earnings release conference call

Appleton will host a conference call to discuss its third quarter 2003 results Friday, November 7 at

11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors

A replay will be available for 10 days.

About Appleton

Appleton creates product solutions through its development and use of coating formulations and applications and encapsulation technology. The Company produces carbonless, thermal, security, digital and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 2,600 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements.  All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements.  All forward-looking statements speak only as of the date on which they are made.  They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2002 Annual Report on Form 10-K.  Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facilities and senior subordinated notes.  All financial information contained in the following tables are presented for Paperweight Development Corp. on a consolidated basis.

Table 1

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	September 28, 2003	September 29, 2002
	(unaudited)	(unaudited)

Net sales	$ 217,783	$ 229,030

Cost of sales	157,722	158,314

Gross profit	60,061	70,716

Selling, general and administrative expenses	37,775	37,699

Operating income	22,286	33,017

Interest expense	13,317	15,844
Interest income	(66)	(316)
Other expense	5	383

Income before income taxes	9,030	17,106
(Benefit) provision for income taxes	(36)	128

Net income	$ 9,066 ==============	$ 16,978 ==============

Other Financial Data:

Operating income	$ 22,286	$ 33,017
Depreciation and amortization	17,473	17,237

Table 2

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Nine Months Ended	Nine Months Ended
	September 28, 2003	September 29, 2002
	(unaudited)	(unaudited)

Net sales	$ 632,670	$ 682,304

Cost of sales	459,771	477,706

Gross profit	172,899	204,598

Selling, general and administrative expenses	115,548	117,882

Operating income	57,351	86,716

Interest expense	40,157	53,616
Interest income	(253)	(881)
Debt extinguishment expenses	-	11,754
Other (income) expense	(790)	(46)

Income before income taxes	18,237	22,273
Provision for income taxes	515	167

Net income	$ 17,722 ==============	$ 22,106 ==============

Other Financial Data:

Operating income	$ 57,351	$ 86,716
Depreciation and amortization	52,456	51,232